UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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4Kids Entertainment, Inc. (Name of Registrant as Specified in its Charter)
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4KIDS ENTERTAINMENT, INC.

1414 Avenue of the Americas

New York, New York 10019

(212) 758-7666

April 30, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of 4Kids Entertainment, Inc. (“4Kids” or the “Company”) to be held at 10 a.m. (Eastern Time) on Friday, May 28, 2010, at JP Morgan Chase, 277 Park Avenue, New York, New York, General Session Room, 17th Floor.

The purposes of the Annual Meeting are to (i) elect directors, (ii) ratify the appointment of auditors and (iii) transact such other business as may properly come before the meeting and any adjournment or postponements thereof. These matters are described in the formal Notice of the 2010 Annual Meeting of Shareholders and the accompanying Proxy Statement.

Included with the Proxy Statement is a copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2009. We encourage you to read the Annual Report. It includes information on the Company’s business, markets and products as well as the Company’s audited financial statements.

Your vote is very important. We hope you will find it convenient to attend the Annual Meeting in person. Whether or not you are personally able to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. If you do attend the Annual Meeting you may revoke your proxy and vote in person. Your cooperation is greatly appreciated.

Sincerely,

ALFRED R. KAHN

Chairman of the Board of Directors and

Chief Executive Officer

TABLE OF CONTENTS

Page

General Information	2

Proposal 1 – Election of Directors	3

Management	4
Director Qualifications	6
Leadership Structure	7
Meetings of the Board of Directors	7
Committees of the Board of Directors	8
Independence of Directors	9
Communications with the Board of Directors	10
Attendance at Annual Meetings	10
Executive Sessions of Non-Employee, Non-Management Directors	10
Corporate Governance Guidelines	10
Code of Ethics	10
Compensation of Named Executive Officers	11
Compensation Discussion and Analysis	11
Report of the Compensation Committee	22
Equity Compensation Plan Information	23
Compensation of Directors	23
Compensation Committee Interlocks and Insider Participation	24
Report of the Audit Committee of the Board of Directors	24
Certain Transactions Involving Management	25
Section 16(a) Beneficial Ownership Reporting Compliance	29
Principal Shareholders	30

Proposal 2 – Selection of Auditors	31

Pre-Approval Policy for Services of Independent Registered

Public Accounting Firm	31

Other Matters	32

Shareholder Proposals	33

4KIDS ENTERTAINMENT, INC.

1414 Avenue of the Americas

New York, New York 10019

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

to be held on May 28, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of 4Kids Entertainment, Inc. (“4Kids” or the “Company”), a New York corporation, will be held at JP Morgan Chase, 277 Park Avenue, New York, New York, General Session Room, 17th Floor, on Friday, May 28, 2010, at 10 a.m. (Eastern Time) for the purpose of considering and acting upon the following matters set forth in the accompanying Proxy Statement:

1.	Election of six directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;
2.	Ratification of the appointment of Eisner LLP as auditors for 4Kids for the fiscal year ending December 31, 2010; and
3.	The transaction of such other business as may properly come before the meeting and any adjournment or postponements thereof.

The Board of Directors has fixed the close of business on April 21, 2010 as the record date for the Annual Meeting and only holders of shares of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponements thereof.

By Order of the Board of Directors,

ALFRED R. KAHN

Chairman of the Board of Directors and

Chief Executive Officer

THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ARE BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT APRIL 30, 2010.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP 4KIDS AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE SHAREHOLDERS CANNOT BE TRANSACTED UNLESS ONE-THIRD OF THE OUTSTANDING SHARES OF 4KIDS’ COMMON STOCK ARE REPRESENTED AT THE ANNUAL MEETING.

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of 4Kids Entertainment, Inc. (“4Kids” or the “Company”), a New York corporation, in connection with the Annual Meeting of Shareholders of 4Kids (the “Annual Meeting”) to be held at 10 a.m. (Eastern Time) on Friday, May 28, 2010, at JP Morgan Chase, 277 Park Avenue, New York, New York, General Session Room, 17th Floor. Accompanying this Proxy Statement is a notice of such Annual Meeting, a form of proxy solicited by the 4Kids Board of Directors and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2009 (the “Annual Report”). This Proxy Statement, the accompanying proxy and the Annual Report were first mailed to shareholders on or about April 30, 2010. Audited financial statements of 4Kids for the fiscal year ended December 31, 2009 are contained in the Annual Report. The Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Proxies in the accompanying form which are properly executed and duly returned to 4Kids and not revoked prior to the voting at the Annual Meeting will be voted as specified. If no contrary specification is made, and if not designated as broker non-votes, the shares of common stock of 4Kids, par value $.01 per share, represented by the enclosed proxy will be voted FOR the election of the nominees for director (Proposal 1) and FOR the ratification of the appointment of Eisner LLP as auditors (Proposal 2). In addition, the shares of common stock represented by the enclosed proxy will be voted by either of the persons named therein, in such person’s discretion, with respect to any other business which may properly come before the Annual Meeting or any adjournment or postponements thereof. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of 4Kids a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The Board of Directors has fixed the close of business on April 21, 2010 as the record date for the determination of the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. The holders of one-third of the voting power of all issued and outstanding shares of common stock present in person, or represented by proxy, shall constitute a quorum at the Annual Meeting. Assuming the presence of a quorum:

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To elect the directors — In an uncontested election, a director will be elected if the votes cast “FOR” such director exceed the votes "WITHHELD" or cast “AGAINST” such director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

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To ratify the selection of the independent registered public accounting firm — An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm.

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On April 21, 2010, the record date for the Annual Meeting, 4Kids had 13,352,053 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. There is no cumulative voting. Votes shall be counted by 4Kids’ transfer agent.

Shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum, but not for purposes of determining the outcome of a vote on any matter. Broker non-votes occur when a broker nominee does not vote on one or more other matters at a meeting because it has not received instructions to so vote from the beneficial owner and is prohibited from exercising discretionary authority to so vote. Shares represented by proxies marked as abstentions will also be treated as present for purposes of determining a quorum and for purposes of determining the outcome of a vote on any matter, but will not serve as a vote “for” or “against” any matter.

Expenses

All expenses in connection with solicitation of proxies will be borne by 4Kids. Officers and regular employees of 4Kids may solicit proxies by personal interview, telephone and telegraph. Brokerage houses, banks and custodians, nominees and fiduciaries will be reimbursed for out-of-pocket and reasonable expenses incurred in forwarding proxies and the Proxy Statement. Georgeson Inc. has been engaged to assist in the solicitation of proxies, brokers, nominees, fiduciaries and other custodians. 4Kids will pay Georgeson Inc. approximately $7,000 for its services and reimburse its out-of-pocket expenses.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors are elected annually by the shareholders of 4Kids. The 4Kids By-laws provide that the number of directors shall not be less than three nor more than seven unless and until otherwise determined by vote of a majority of the entire Board of Directors. In accordance therewith, a total of six persons have been designated by the Board of Directors upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”) as nominees and are being presented to the shareholders for election at the Annual Meeting. A director will be elected if the votes cast “FOR” such director exceed the votes "WITHHELD" or cast “AGAINST” such director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

The six persons named below have been nominated for election to serve as directors until the next Annual Meeting and until their respective successors have been duly elected and qualified. Messrs. Emmett, Goldstein, Kahn and Newborn are currently directors.

• Duminda M. DeSilva	• Michael Goldstein	• Wade I. Massad
• Jay Emmett	• Alfred R. Kahn	• Samuel R. Newborn

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All of the nominees have consented to serve as directors, if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

4Kids' By-laws include a policy requiring that an incumbent director who does not receive a majority of the votes cast for his or her re-election will be required to tender his or her resignation.  The Board of Directors must then decide, through a process managed by the Nominating Committee and excluding the nominee in question, whether to accept the resignation.  In making its decision, the Board of Directors may consider any factors or information that it considers appropriate or relevant.  The decision of the Board of Directors must be completed within 90 days from the date of the certification of the election results and disclosed promptly thereafter in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES NAMED ABOVE, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY OR SUCH PROXY CARD IS IN RESPECT OF A BROKER NON-VOTE, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

MANAGEMENT

The following table sets forth information concerning the six nominees for director (including four current directors standing for re-election at the Annual Meeting), followed by information concerning our executive officers, as of the date of this Proxy Statement. Each of our directors serves until the Annual Meeting or until his successor is elected and qualifies and all executive officers hold office until their successor are appointed.

Name	Age	Position
Alfred R. Kahn	63	Chairman of the Board of Directors, Chief Executive Officer
Samuel R. Newborn, Esq.	55	Executive Vice President, General Counsel, Director
Jay Emmett	81	Director
Michael Goldstein	68	Director
Duminda M. DeSilva	42	Director Nominee
Wade I. Massad	42	Director Nominee
Daniel Barnathan	55	President of 4Kids Ad Sales, Inc.
Bruce R. Foster	50	Executive Vice President, Chief Financial Officer
Brian Lacey	59	Executive Vice President, International

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Alfred R. Kahn, 63, has been Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of 4Kids since March 1991. Prior thereto, Mr. Kahn was Vice Chairman of the Board of Directors of 4Kids from 1987 to 1991. Mr. Kahn is nominated because he has a long and distinguished career in the entertainment industry and provides a historic perspective to our operating history.

Samuel R. Newborn, Esq., 55, has been director of 4Kids since 2005 and Executive Vice President and General Counsel since January 2000. Prior to joining 4Kids, Mr. Newborn was a partner in the law firm of Janklow, Newborn & Ashley for more than five years. Mr. Newborn is nominated because of his knowledge of legal practice and regulatory procedures.

Jay Emmett, 81, has been a director since August 1999. Mr. Emmett served as the President of the International Special Olympics from 2007 to 2008 and has been a member of the International Special Olympics Board of Directors for more than 30 years. Mr. Emmett has had a long and distinguished career in the entertainment industry. Mr. Emmett also has extensive experience in television and film, licensing and sports. Mr. Emmett is nominated because of his extensive business experience in entertainment and licensing.

Michael Goldstein, 68, has been a director since March 2003. Mr. Goldstein was a member of the Board of Directors of Toys “R” Us, Inc., a global toy retailer, from 1994 to 2003, its Chairman from 1997 to 2001, its Vice Chairman and Chief Executive Officer from 1994 to 1998 and its Chief Financial Officer from 1984 to 1994. Mr. Goldstein was employed by Ernst & Young LLP, an international public accounting firm (and its predecessor firms) from 1963 to 1979, including six years as an audit partner. Mr. Goldstein currently serves on the Board of Directors of the following companies having securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the reporting requirements of Section 15(d) of such Act (in either case, a “public company”): Charming Shoppes since 2008; Martha Stewart Living Omnimedia, Inc. since 2004; Medco Health Solutions, Inc. since 2003; and Pacific Sunwear of California, Inc since 2004. Mr. Goldstein also serves as a director of various private companies and not-for-profit charitable organizations. He has also served on the boards of each of the following other public companies within the last five years: Bear Stearns and Co. from 2007 to 2008; Finlay Enterprises, Inc. from 1999 to 2006; and United Retail Group from 1999 to 2007. Mr. Goldstein is nominated because he has extensive experience in governance and leadership roles on the boards of the other public companies on which he has and/or continues to serve, as well as extensive background in finance, both as an audit partner and then as a finance executive and chief executive officer at Toys “R” Us.

Duminda M. DeSilva, 42, is not currently a director. Mr. DeSilva has been a Managing Director at Prescott Group Capital Management, a registered investment advisory firm and the largest shareholder of 4Kids as of April 21, 2010, since 2005. Previously, Mr. DeSilva was President and Chief Operating Officer of WorldTelemetry Inc., a company providing asset management solutions for oil, gas and petrochemical industries, from 2001 to 2005. Prior thereto, Mr. DeSilva served as General Manager & Senior Vice President of Dean & Deluca, from 1998 to 2001, and before that in a variety of senior positions at Koch Industries, Inc. including International Venture Leader from 1991 to 1998. Additionally, Mr. DeSilva has consulted for government agencies as well as private sector companies and served on the boards of several non-profit firms. Mr. DeSilva is a graduate of the University of Kansas and the

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Strategic Management Program at Harvard University. Mr. DeSilva is nominated because of his financial expertise and diverse domestic and international business experience.

Wade I. Massad, 42, is not currently a director. Mr. Massad, is the Co-Founder and Co-Managing Member of Cleveland Capital Management, L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, since October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets where he managed the U.S. Capital Markets business from 1997-2003. Mr. Massad has served on the board of directors of Cleveland Pacific Equity Ventures and currently serves on the advisory board of Attevo, a global information technology consulting firm. Mr. Massad is a graduate of Baldwin-Wallace College and currently serves on its Board of Trustees. Mr. Massad is nominated because of his extensive experience in finance, investing and capital markets.

Daniel Barnathan, 55, has been President of 4Kids Ad Sales, Inc. since May 2006. Prior to such time, Mr. Barnathan served as Executive Vice President of Sales, Marketing and Promotions of 4Kids Ad Sales, Inc. since 2001. Prior to 2001, Mr. Barnathan worked at ABC-TV for more than 23 years in various positions such as Senior Vice President of ABC-TV/Disney Kids Network and senior management positions in the sales and marketing departments of the children’s, daytime and news day-parts at the ABC-TV Network. From 2001 to 2002, Mr. Barnathan served as Executive Vice President of Sales and Marketing at CBS HealthWatch/Medscape, an online health information network. He began his career with the CBS-TV Network Research Department in 1977.

Bruce R. Foster, 50, has been the Chief Financial Officer (“CFO”) and Executive Vice President of 4Kids since December 2005. Prior thereto, Mr. Foster had served as the Senior Vice President of Finance since joining 4Kids in August 2002. From 1998 to 2002, Mr. Foster held various positions with Deloitte & Touche LLP, an international public accounting firm, most recently as an Audit Director.

Brian Lacey, 59, has been Executive Vice President of International for 4Kids since July 2003. Prior to joining 4Kids, Mr. Lacey was the President and founder of Lacey Entertainment, a New York-based worldwide television marketing, production, and distribution company, specializing in innovative and creative approaches in the packaging, production and launching of television series in the U.S. and around the world. Prior to forming Lacey Entertainment, he was co-founder and principal of Zodiac Entertainment, a television program and marketing co-venture formed with Central Independent Television of the UK (now Carlton Television).

Director Qualifications

The Nominating Committee seeks independent individuals who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. Board members should display the personal attributes necessary to be an effective director, including integrity, sound judgment, independence, the ability to operate collaboratively and a commitment to 4Kids’ shareholders.

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The Nominating Committee values diversity as a factor in selecting individuals nominated to serve on the Board of Directors. Although the Board of Directors prefers a mix of backgrounds and experience among its members, it does not follow any ratio or formula to determine the appropriate mix, nor is there a specific policy on diversity. The Nominating Committee uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to a high standard of service for the Board of Directors.

Leadership Structure

Alfred R. Kahn has served as our Chairman of the Board and CEO since 1991 and has extensive experience in, and knowledge of, the toy and children's entertainment businesses. Based on its most recent review of its structure, the Board of Directors has determined not to separate the position of Chairman of the Board and CEO. The Board of Directors believes that the current leadership structure is optimal for the Company and that the Company, at this time of cost-cutting and restructuring, cannot afford an additional executive salary.  In making its determination, the Board of Directors has also taken into account a number of additional factors.  First, the Board of Directors, which consists of a majority of independent directors who are highly qualified and experienced, exercises its independent oversight function on a continuous basis as evidenced by the 18 board meetings held in 2009.  Second, all of the Board of Directors’ key committees (Audit, Compensation, Nominating and Corporate Governance) are comprised entirely of independent directors.  Third, the Board of Directors has designated Michael Goldstein as lead independent director.  Finally, the independent, non-management directors conduct regular executive sessions during which the independent directors review and provide substantial oversight of our Chief Executive Officer’s performance.

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board of Directors’ responsibility to oversee management in this effort. In exercising its oversight, the Board of Directors review the strategic, operational, financial and compliance risks that affect the Company. The Board of Directors as a whole has oversight responsibility for the Company’s strategic and operational risks (e.g., major initiatives, competitive markets and products and sales and marketing). Oversight responsibility for compliance risk is shared among the committees of the Board of Directors. For example, the Audit Committee of the Board of Directors (the “Audit Committee”) oversees risk in the areas of accounting, finance, internal controls and tax strategy as well as compliance with related laws and policies. The Compensation Committee of the Board of Directors (the “Compensation Committee”) oversees risk in connection with the Company’s compensation programs and policies as well as compliance with compensation related laws and policies. The Nominating Committee oversees compliance with governance related laws and policies, including the Company’s corporate governance guidelines.

Meetings of the Board of Directors

The Board of Directors of 4Kids met 18 times during the fiscal year ended December 31, 2009 and three times subsequent to December 31, 2009, but before the filing of the 4Kids’ Annual Report on Form 10-K. All of the directors attended at least 75% of the total number of

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meetings of the Board of Directors and committees on which he serves since the date of his appointment.

Committees of the Board of Directors

The Audit Committee currently consists of Mr. Goldstein, who serves as the Chairman, and Messrs. Block, Emmett and Rissman. Messrs. Block and Rissman are not nominees for director at the Annual Meeting. The Audit Committee provides assistance to the Board of Directors in fulfilling the Board of Directors oversight responsibilities with respect to the following:

(i)	the quality and integrity of 4Kids’ financial reports;
(ii)	the performance of 4Kids’ internal audit function; and
(iii)	4Kids’ compliance with legal and regulatory requirements.

In addition, the Audit Committee:

(i)	has sole authority to appoint or replace 4Kids’ independent auditors;
(ii)	oversees the independent auditors’ qualifications, independence and performance;
(iii)	discusses with 4Kids’ management, the internal auditors and the independent auditors the scope of the annual audit; and
(iv)	determines the compensation for audit and permissible non-audit services to be provided by the independent auditors.

The Board of Directors has determined that one of the Committee’s members, Mr. Goldstein, qualifies as an “audit committee financial expert” as defined by the SEC and that Mr. Goldstein is independent as defined under the New York Stock Exchange Listed Company Manual. Mr. Goldstein is a member of the audit committee of three other public companies. The Company’s Board of Directors has determined that Mr. Goldstein’s service on the other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee. The Audit Committee met four times during fiscal 2009 and one time subsequent to December 31, 2009, but before filing of the 4Kids’ Annual Report on Form 10-K. The Audit Committee’s report is included on page 24 of this Proxy Statement.

The Compensation Committee currently consists of Mr. Emmett, who serves as the Chairman, and Messrs. Block and Goldstein. The Compensation Committee:

(i)	reviews 4Kids’ goals and objectives with respect to executive compensation;
(ii)	sets and administers 4Kids’ policies which govern annual and long-term compensation of executives;
(iii)	evaluates the CEO’s performance in light of 4Kids’ goals and objectives;
(iv)	determines and approves compensation for the CEO, other executive officers and directors of 4Kids; and
(v)	grants and administers equity incentive compensation pursuant to 4Kids stock option plans and long-term incentive compensation plans.

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The Compensation Committee met three times during fiscal 2009 and once subsequent to December 31, 2009, but before the filing of 4Kids’ Annual Report on Form 10-K. The Compensation Committee’s report is included on page 22 of this Proxy Statement.

The Nominating Committee currently consists of Mr. Block, who serves as the Chairman, and Messrs. Emmett and Goldstein. The Nominating Committee assists the Board of Directors in:

(i)	identifying individuals qualified to become members of the Board of Directors;
(ii)	assessing the skills, background and abilities of each candidate;
(iii)	assisting in assessing the independence of members of the Board of Directors; and
(iv)	recommending the director nominees to be proposed for election at the annual meeting of shareholders.

The Nominating Committee has not adopted specific minimum qualifications with respect to its nominees, but assesses the overall qualifications of nominees including, among other things, the employment and other professional experience of the candidate, the candidate’s past expertise and involvement in areas which are of relevance to the Company’s business, the candidate’s business ethics and professional reputation and independence. The Nominating Committee evaluates candidates using these criteria and such other criteria it deems appropriate in recommending qualified candidates for nomination to the Board of Directors.

The Nominating Committee met once during fiscal 2009 and once subsequent to December 31, 2009, but before the filing of 4Kids’ Annual Report on Form 10-K. Pursuant to its policy, the Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders sent to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019. No formal procedures are required to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be considered by the Nominating Committee in substantially the same manner as other nominees.

Mr. DeSilva and Mr. Massad were both recommended to the Nominating Committee as candidates for service on the Board of Directors by Prescott Group Capital Management, LLC.

Independence of Directors

The New York Stock Exchange (“NYSE”) has implemented independence standards for companies listed on the NYSE. These standards require a majority of our Board of Directors to be independent and every member of our Audit Committee, Compensation Committee, and Nominating Committee to be independent. A director is considered independent only if our Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company).”

Our Board of Directors, using the standards established by the NYSE, has determined that the following directors and nominees for director are independent: Richard Block, Duminda M. DeSilva, Jay Emmett, Michael Goldstein, Wade I. Massad, and Randy O. Rissman. In

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addition, our Board of Directors has determined that each of the members of the Audit, Compensation and Nominating Committees are “independent”.

Our Audit, Compensation and Nominating Committees each operate under written charters adopted by the Board of Directors. These charters are available for review, free of charge, on 4Kids’ website at www.4kidsentertainment.com. In addition, a printed copy of the charters of the Board Committees will be provided to any of our shareholders who submit a request therefor to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019.

Communications with the Board of Directors

Shareholders or other interested parties may communicate directly with any director, committee member or the non-management directors as a group by writing to the Secretary of 4Kids Entertainment, Inc., at 1414 Avenue of the Americas, New York, New York 10019. The Secretary has been directed to forward all relevant correspondence to the relevant director, committee member or group of directors.

Attendance at Annual Meetings

4Kids encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Each of Messrs. Block, Emmett, Goldstein, Kahn, and Newborn attended the Annual Meeting in May 2009.

Executive Sessions of Non-Employee, Non-Management Directors

Non-employee, non-management board members meet without management present at each regularly scheduled board meeting. During the non-management director sessions, the presiding director is determined by the committee session under which the meeting is being held or the agenda item being discussed. Accordingly, the Audit Committee Chair presides at the Audit Committee non-management director sessions, the Compensation Committee Chair presides at the Compensation Committee non-management director sessions and the Nominating/Corporate Governance Chair presides at the Nominating/Corporate Governance non-management director sessions.

Corporate Governance Guidelines

The NYSE rules require listed companies to adopt corporate governance guidelines. 4Kids has adopted such guidelines which are available for review, free of charge, on 4Kids’ website at www.4kidsentertainment.com. In addition, a printed copy of our corporate governance guidelines will be provided to any of our shareholders who submit a request therefor to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our

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Code of Ethics and Business Conduct is available for review, free of charge, on our website at www.4kidsentertainment.com. In addition, a printed copy of our Code of Ethics and Business Conduct will be provided to any of our shareholders who submit a request therefor to the Secretary of 4Kids Entertainment, Inc. at 1414 Avenue of the Americas, New York, New York 10019.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our Compensation Committee (for purposes of this discussion, the “Committee”) is responsible for establishing, implementing and continually monitoring the compensation structure of our Company. The Committee’s goal is to ensure that the total compensation packages for our named executive officers (“NEOs”) are fair, reasonable and competitive.

The compensation arrangements for our NEOs are designed to satisfy two core objectives:

• retain, motivate and attract executives of the highest quality in key positions in the various business segments of our company; and

• align the interests of the NEOs with those of our stockholders by rewarding performance above our established goals, with the ultimate objective of improving stockholder value.

Our NEO compensation packages currently consist of base salary, discretionary cash bonuses, equity incentive compensation and other benefits which are intended to provide our NEOs with aggregate compensation packages that satisfy the core objectives set forth above. The payment of discretionary cash bonuses is based principally on achieving or exceeding our financial objectives along with successful implementation of initiatives that position us for future growth and increased stockholder value. At this time, other than for Mr. Kahn, we do not provide NEOs with any supplemental retirement benefits, qualified pension plans or deferred compensation plans other than the 401(k) plan to which the NEOs may contribute.

Our compensation philosophy is driven in large part by the fact that we are in the highly competitive entertainment industry where we must compete with companies that have substantially greater financial resources. We recognize that our need to provide executive compensation packages which are competitive with other firms in our industry must be balanced with the interests of our shareholders. We strive to meet this balance and arrive at appropriate compensation packages by carefully weighing both the marketplace realities that dictate the levels of compensation for entertainment company executives and the financial positions of companies of a similar size and global scope.

We also believe that the long-term success of our Company requires that our NEOs make decisions that in the short-term may not contribute to our financial performance, but will prepare

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our Company for the future and position us to participate in the changing trends of the children’s entertainment industry. We, therefore, do not look solely at short-term financial achievements in determining appropriate compensation for our NEOs but take into account their long-range planning.

At the beginning of each year, the Committee, in conjunction with our senior executives, identifies a set of financial goals and strategic objectives for the upcoming year. The nature of our business is such that our financial performance may fluctuate from year to year based upon the success of properties represented by our Company, releases by licensees of products based on those properties, releases of theatrical motion pictures or DVDs based on such properties, and the lifecycle of our popular properties. In establishing financial goals and objectives, the Committee takes into account strategic decisions made by our NEOs that may not generate profits in the near term but are important for the future growth of our Company. The goals and objectives established by the Committee attempt to create an appropriate balance between being reasonably achievable and being more difficult to achieve, and thereby encouraging our NEOs to continuously improve their performance. While these goals and objectives target improved performance, they are also selected to require sustained performance and results from senior management that are not easily achievable without extra effort from each individual. The Committee also assesses the performance of each of our NEOs on an individual basis, determining whether they have contributed substantially to our current or future results. Each of these different performance measures are weighed by the Committee in determining the overall compensation package for our NEOs.

The attainment of any single performance measure is not likely to be deemed material to the overall determination of compensation, since it is only one of the many measures used by the Committee in determining overall incentive compensation. The Committee does not publish specific goals or targets for the financial measures since they are confidential information which, if disclosed, would create substantial competitive harm to the Company. For example, disclosure of the specific goals would signal where the Company is shifting strategic focus, giving our competitors unfair insight into our strategic plans, and impairing the Company’s ability to leverage these actions for competitive advantage.

The Committee also attempts to ensure that compensation provided to our NEOs remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In order to assist the Committee in determining the appropriate basis of compensation for our NEOs who were awarded employment agreements in 2006, our Committee retained the services of executive compensation consultant Frederick W. Cook & Co. (“Cook”) to assist with the evaluation and structuring of executive compensation. Cook has provided the Committee with comparative data with respect to the salaries, cash bonuses and equity incentive compensation paid by companies within our peer group to their executives. The Company has not engaged a compensation consultant since 2006.

Our Chief Executive Officer (“CEO”) and other senior officers assist the Committee in analyzing our general compensation policies. Our CEO also consults with the Committee regarding the aggregate compensation to be paid to other executive officers. This process assists

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the Committee in determining how to utilize the elements of the compensation package to best motivate our NEOs and to ensure the satisfaction of our short and long-term business goals.

With respect to individual NEOs, we compare the total target annual compensation opportunities for our NEOs to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but do not weigh any greater than other key factors noted above when making compensation decisions. For example, individual NEOs may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The discussion below addresses the principal elements of our NEO compensation. Please also consult the compensation tables beginning on page 19 for more detailed information.

Base Salary

We establish base salaries that are sufficient, in the Committee’s judgment, to retain and motivate our NEOs. In determining appropriate salaries, the Committee considers each NEO’s scope of responsibility and accountability within our Company and reviews the NEO’s compensation, individually and relative to other officers, as well as market data provided by our outside consultants.

Discretionary Cash Bonuses

The Committee believes that discretionary cash bonus compensation designed to retain and motivate NEOs should be directly linked to our overall corporate financial performance, individual performance and our success in achieving both our short-term and long-term strategic goals. In assessing the performance of our Company and our NEOs during 2009, the Committee considered our performance in the following areas:

• Sustaining the performance of our core properties;

• Identifying and developing future properties;

• Distributing our content across additional channels of distribution;

• Continuing to reduce operating costs across our Company's various business segments;

• Developing new initiatives to respond to changing trends in the children's entertainment world; and

• Maintaining our reputation for integrity.

Our bonuses are structured to be deductible under Section 162(m) of the Internal Revenue Code which denies publicly-held corporations a federal income tax deduction for compensation in excess of $1 million paid to the CEO and the four other most highly

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compensated officers during a fiscal year unless the compensation is “performance-based.” We believe that our process of awarding cash bonuses satisfies this requirement; however, there can be no assurance that any amounts paid as discretionary cash bonuses will be deductible.

Despite the continued efforts and the achievement by some of the various individual objectives of our NEOs in 2009, we did not pay discretionary cash bonuses to them as a result of our lackluster financial performance in 2009. We do not expect to pay discretionary cash bonuses to our NEOs in 2010 unless our financial performance significantly improves or there are other performance related factors for individual NEOs that merit payment of a discretionary cash bonus for such individuals.

Equity Incentive Compensation

We believe that our equity incentive compensation arrangements are an important factor in developing an overall compensation program that is competitive with our peer group of companies and that aligns the interests of our NEOs with those of our stockholders.

Prior to fiscal year 2006, stock options were the only forms of equity compensation as incentive compensation paid by the Company for our NEOs and other employees, primarily because of the favorable tax treatment of such stock options to our Company and because we believed that stock options effectively aligned the long-term interests of management with our stockholders. Since NEOs do not benefit from stock options unless the price of our stock increases after the grant date as compared with the grant price, they clearly provide NEOs with an added incentive to build shareholder value. We have not in the past, re-priced the exercise price for stock options that have been granted when the future stock price has decreased below the exercise price of such stock options. In view of the unfavorable change in the accounting treatment for stock options, we began granting restricted stock to our NEOs in 2006. The date of our awards of stock options or restricted stock is established by the Committee at a meeting held approximately four to six weeks prior to the date of grant. We granted shares of our common stock under our restricted stock program in 2009 to our NEOs as set forth in the compensation tables on page 19. Under the restricted stock award programs implemented by the Committee, grants of restricted stock vest over a period of years in order to serve as an inducement for the NEOs to remain in the employ of our Company.

The number of shares of restricted stock awarded to our NEOs is established by the Committee in consultation with our CEO, taking into account a number of factors, including the position, job performance and overall responsibility of each NEO. Since the value of the restricted stock granted to our NEOs is based upon the market price of our shares, the Committee believes that the restricted stock program is a significant incentive to our NEOs to continue to build shareholder value. The Committee also believes that the multi-year vesting periods for the restricted stock will be helpful in linking equity compensation to long-term performance.

Stock Ownership

We do not currently have any stock ownership guidelines or requirements in place for our NEOs. However, we anticipate that the issuance of restricted shares to our NEOs and other

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executives will over time increase the number of shares of Company stock held by them. The ownership of actual shares should further serve to align the interests of the NEOs and other executives with our stockholders.

401(k) Plan

We maintain a 401(k) plan for our NEOs and other employees. Our Company currently matches twenty-five percent of the first six percent of the employees’ contribution of salary to the 401(k) plan. For 2009, we contributed matching contributions of an aggregate amount of $13,800 to the 401(k) plan accounts of our NEOs.

Employment and Severance Agreements

In view of the competitive nature of the entertainment business and the greater financial resources of many of our competitors, the Committee believes that it is in our best interest to continue to have an employment agreement with our Chief Executive Officer. The Committee determined in 2009 that we would not renew any of our employment agreements with our executive employees that were scheduled to expire on December 31, 2009, and that such employees would also have their compensation reduced. Therefore, on December 31, 2009, employment agreements with Messrs. Foster, Grossfeld, Lacey, Milito and Newborn expired. At such time, the employment of Messrs. Grossfeld and Milito was terminated. However, the Committee believes that it remains vital to continue to retain the services of the Company’s executive officers, and that in order to do so it was necessary to enter into severance agreements with Messrs. Foster, Newborn and Lacey. The following is a summary of our employment agreement with our Chief Executive Officer, our severance agreements with the NEOs named above, and our employment agreement with our former executive officer.

CEO Employment Agreement

On December 15, 2006, Alfred R. Kahn entered into a Second Amended and Restated Employment Agreement pertaining to Mr. Kahn’s service as our Chairman of the Board and CEO (the “Kahn Agreement”). Under the Kahn Agreement, Mr. Kahn’s employment will continue until December 31, 2012. Thereafter, the term will be automatically extended for one year periods unless either our Company or Mr. Kahn provides written notice at least six months prior to the expiration of the then-current term that such party does not want to extend the term. Pursuant to a letter agreement between the Company and Mr. Kahn, dated December 31, 2009, as of January 1, 2010, Mr. Kahn’s annual base salary of $900,000 was reduced to an annual rate of $765,000 for the remainder of the term. He will remain eligible to receive salary increases, cash bonuses, and grants of equity compensation, determined at the sole discretion of the Committee.

The Kahn Agreement provides that in the event that (a) we notify Mr. Kahn at least six months prior to the end of the term of our intent not to extend the Agreement, unless we have “cause” to terminate him, as defined in the Kahn Agreement or (b) our Company and Mr. Kahn fail to reach an agreement after the expiration of the then-current term, Mr. Kahn will be entitled to receive a “Retirement Benefit” equal to the greater of (i) 2.99 times his average annual

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compensation during the five calendar years prior to the event triggering the payment of the Retirement Benefit (determined on the basis of the salary and all bonuses to which Mr. Kahn was entitled to receive during such period, without accounting for any waiver by Mr. Kahn of his right to receive any such amounts), or (ii) $5,000,000. The Retirement Benefit will be payable ratably over an 18 month period. In addition, he will be able to receive all group health benefits that he was receiving at the date of termination of the Agreement to the extent permissible under such plans for three years following the expiration of the Agreement (the “Health Benefits”).

In the event that Mr. Kahn’s employment (a) terminates due to his death, Mr. Kahn’s estate will be entitled to receive the Retirement Benefit, payable in a lump sum within 90 days thereafter, (b) terminates due to his physical or mental disability, or by us without “cause”, he will be entitled to receive the Retirement Benefit, payable ratably over an 18 month period, and the Health Benefits, or (c) is terminated by Mr. Kahn within six months after the occurrence of a “Change In Control” or because of our material breach of the Agreement, Mr. Kahn will be entitled to receive the Retirement Benefit, payable in a lump sum upon the date of such termination, and the Health Benefits.

In the event that Mr. Kahn resigns, retires or otherwise voluntarily terminates his employment (“Resigns”), he will be entitled to receive (a) an amount equal to the “Special Retirement Benefit” and (b) the Health Benefits. If Mr. Kahn Resigns prior to his 65th birthday, the Special Retirement Benefit will be an amount equal to twice his average annual compensation with respect to the five calendar years prior to the resignation (determined in the same manner as for the determination of the Retirement Benefit), payable over two years. If he Resigns after his 65th birthday, the Special Retirement Benefit will be equal to the Retirement Benefit, payable over three years.

In the event that any payment of the Retirement Benefit or the Special Retirement Benefit is (a) required to be made by our Company in installments, such installments will not begin to be paid during the first six months following the applicable termination date (the “Six Month Period”) and will instead during such period accrue (together with interest thereon at the Prime Rate of Citibank N.A. in effect from time to time during such period) and be paid in a lump sum payment at the end of the Six Month Period, or (b) payable in a lump sum which (together with interest thereon at the Prime Rate of Citibank N.A. in effect from time to time during such six month period) shall not be payable until the end of the Six Month Period, unless Mr. Kahn and our Company determine that, under Section 409A of the Internal Revenue Code of 1986, additional taxes, and interest will not apply if such installments or lump sum are paid prior to the expiration of the Six Month Period.

The Kahn Agreement also contains a covenant not to compete which provides that he will not engage in competition with our Company for a period of 24 months following the date of termination of his employment as well as other customary covenants concerning non-disclosure of confidential information.

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Severance Agreements

Bruce Foster is employed as our Executive Vice President and Chief Financial Officer at an annual base salary of $500,000. Mr. Foster was previously subject to employment with us that expired on December 31, 2009 under which his annual base salary was $600,000. He is eligible to receive salary increases, cash bonuses, and grants of equity compensation, determined at the sole discretion of the Committee.

On October 14, 2009, Mr Foster entered into a severance agreement, which was amended on December 31, 2009. Under the agreement, if we terminate Mr. Foster without “cause” or if he resigns for “good reason” (each as defined in his severance agreement), he will be entitled to receive a severance payment in an amount equal to $500,000 as well as medical benefits for a period of 18 months following termination. In the event that a “change of control” (as defined in his severance agreement), occurs prior to December 31, 2010, Mr. Foster has the right to terminate his agreement within three months after the occurrence of the change of control, and receive a payment equal to two times his average annual compensation (including bonuses, if any) paid to him by the Company during the three calendar years prior to the change of control. Such payment shall be made in a lump sum payment within ten days after the date that Mr. Foster voluntarily terminates his employment subject to section 409A of the IRC. In the event that a Change of Control does not occur prior to December 31, 2010, Mr. Foster has the right to terminate his agreement by written notice of his intent to resign given at least two weeks prior to December 31, 2010. If Mr. Foster exercises that right to resign as of the close of business on December 31, 2010, the Company shall pay him a severance benefit equal to $242,307.69. Such payment shall be paid in substantially equal installments over the first 21 weeks of the calendar year 2011.

Samuel R. Newborn is employed as our Executive Vice President and General Counsel at an annual base salary of $600,000. Mr. Newborn was previously subject to employment with us that expired on December 31, 2009 under which his annual base salary was $700,000. He is eligible to receive salary increases, cash bonuses, and grants of equity compensation, determined at the sole discretion of the Committee.

On October 14, 2009, Mr Newborn entered into a severance agreement, which was amended on December 31, 2009. Under the agreement, if we terminate Mr. Newborn without “cause” or if he resigns for “good reason” (each as defined in his severance agreement), he will be entitled to receive a severance payment in an amount equal to $1,000,000 as well as medical benefits for a period of 18 months following termination. In the event that a “change of control” (as defined in his severance agreement), occurs prior to December 31, 2010, Mr. Newborn has the right to terminate his agreement within three months after the occurrence of the change of control, and receive a payment equal to two times his average annual compensation (including bonuses, if any) paid by the Company to him during the three calendar years prior to the change of control. Such payment shall be made in a lump sum payment within ten days after the date that Mr. Newborn voluntarily terminates his employment subject to section 409A of the IRC. In the event that a Change of Control does not occur prior to December 31, 2010, Mr. Newborn has the right to terminate his agreement by written notice of his intent to resign given at least two weeks prior to December 31, 2010. If Mr. Newborn exercises his right to resign as of the close

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of business on December 31, 2010, the Company shall pay him a severance benefit equal to $403,846.15. Such payment shall be made no later than 21 weeks after January 1, 2011.

Brian Lacey is employed as our Executive Vice President, International, at an annual base salary of $500,000. Mr. Lacey was previously subject to employment with us that expired on December 31, 2009 under which his annual base salary was $600,000. He is eligible to receive salary increases, cash bonuses, and grants of equity compensation, determined at the sole discretion of the Committee.

On November 24, 2009, Mr Lacey entered into a severance agreement which provides that if Mr. Lacey’s employment is terminated without “cause” or if he resigns for “good reason” (each as defined in his severance agreement) within one year following a “change of Control” (as defined in his severance agreement), Mr. Lacey will receive a severance benefit equal to the greater of (i) three (3) weeks’ of his base salary in effect immediately prior to the change of control for each year of service to the Company and (ii) three months’ base salary, continued medical benefits for the period of weeks used to determine the severance benefit payable, and all of his equity awards will vest. In the event that Mr. Lacey’s employment is terminated without cause prior to a change of control or in the event that more than twelve months following a change of control, his employment is terminated without cause or he resigns for good reason, Mr. Lacey will be entitled to receive a severance benefit equal to two (2) weeks’ base salary in effect immediately before such termination for each year of service to the Company.

Employment Agreement with Resigned Executive Officer

Norman Grossfeld, our former executive officer, had an employment agreement with the Company, as amended on March 2, 2006. Under the terms of these amended agreements, Mr. Grossfeld’s employment continued until December 31, 2009. For the 2009 calendar year, Mr. Grossfeld received a base salary of $700,000. Mr. Grossfeld’s agreement was not extended upon the expiration on December 31, 2009, and therefore, under the employment agreement, Mr. Grossfeld received a severance benefit equal to three weeks of his base salary (as of the last calendar year of employment) for each year of employment with our Company.

CEO Compensation

In addition to setting up the compensation parameters for our NEOs, the Committee has also reviewed all components of our CEO’s compensation, including his base salary, bonus compensation, long-term incentive compensation (including, stock options and restricted stock) and the cash value of other benefits provided to him. The Committee has also reviewed a tally sheet setting forth the amounts payable to our CEO in the event of a termination “without cause” or a termination on account of any “change of control”. All of these computations appear in the subsequent pages of this Proxy Statement.

The Committee has the sole authority to hire and fire outside compensation consultants, but has not retained a consultant since 2006. The Committee has determined not to provide a cash bonus to our CEO in 2009 and will not provide a cash bonus to him in future years until such time as our Company has achieved profitability. The amount of any cash bonus will be

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predicated on the aggregate amount of net income earned by us in the applicable year and the assessment by the Committee of our Company’s future prospects.

The Committee also takes into account the financial performance of our Company in awarding long-term incentive compensation to our CEO. The Committee is committed to linking a substantial portion of long-term incentive compensation granted to our CEO and the other NEOs to the financial performance of our Company. The Committee recognizes that our Company’s financial results are, to a certain extent, contingent upon the popularity of properties owned or represented by us. The Committee, therefore, also takes into account our CEO's contributions to our Company in the areas of leadership, strategy and business development. During the CEO’s long and distinguished career, he has identified and obtained for the Company the rights to exciting new properties for children, such as Pokémon and Yu-Gi-Oh!, which have become multi billion-dollar properties and have generated substantial profits for our Company. Since the identification and development of new properties is the foundation of our Company’s future growth, the Committee also weighs the performance of our CEO in this important area. In addition, the Committee understands that it takes on average 6 to 18 months of development before licensed products reach the marketplace. During this period, our Company will incur development costs which may, in the short term, substantially reduce profits or cause our Company to operate at a loss. The Committee must, therefore, assess both current and future operating results when granting long-term incentive compensation to our CEO and our NEOs.

Summary Compensation Table

The following table shows compensation paid, accrued or expensed with respect to our NEOs for the year ended December 31, 2009:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	All Other Compensation (2)	Total

Alfred R. Kahn, Chairman of the Board of Directors, Chief Executive Officer	2009	$900,000	$—	$72,750	$—	$20,098	$992,848
	2008	900,000	—	392,500	—	16,770	1,309,270
	2007	900,000	—	503,700	—	16,181	1,419,881

Bruce R. Foster, Executive Vice President, Chief Financial Officer	2009	$600,000	$—	$27,281	$—	$18,098	$645,379
	2008	600,000	—	117,750	—	14,770	732,520
	2007	550,000	—	134,320	—	14,181	698,501

Samuel R. Newborn, Esq., Executive Vice President, General Counsel	2009	$700,000	$—	$27,281	$—	$18,098	$745,379
	2008	700,000	—	117,750	—	14,770	832,520
	2007	700,000	—	134,320	—	14,181	848,501

Norman Grossfeld, President, 4Kids Productions, Inc.	2009	$700,000	$—	$27,281	$—	$679,552	$1,406,833
	2008	700,000	—	117,750	—	11,320	829,070
	2007	700,000	—	134,320	—	10,806	845,126

Brian Lacey, Executive Vice President, International	2009	$600,000	$—	$18,188	$—	$18,098	$636,286
	2008	600,000	—	78,500	—	14,770	693,270
	2007	550,000	—	100,740	—	9,347	660,087

(1) The amounts in this column reflect the grant date fair value of restricted stock awards based on the average of the high and low market value of our stock on the grant date.

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(2) The following table lists all amounts included in the “All Other Compensation” column for each NEO:

Name	Year	Medical Premium	Life Insurance Premium	Matching Contributions	Gym Reimbursement	Severance	Total
Alfred R. Kahn	2009	$13,908	$740	$3,450	$2,000	$—	$20,098
	2008	10,630	690	3,450	2,000	—	16,770
	2007	10,116	690	3,375	2,000	—	16,181

Bruce R. Foster	2009	$13,908	$740	$3,450	$—	$—	$18,098
	2008	10,630	690	3,450	—	—	14,770
	2007	10,116	690	3,375	—	—	14,181

Samuel R. Newborn	2009	$13,908	$740	$3,450	$—	$—	$18,098
	2008	10,630	690	3,450	—	—	14,770
	2007	10,116	690	3,375	—	—	14,181

Norman Grossfeld (3)	2009	$13,908	$740	$—	$—	$664,904	$679,552
	2008	10,630	690	—	—	—	11,320
	2007	10,116	690	—	—	—	10,806

Brian Lacey	2009	$13,908	$740	$3,450	$—	$—	$18,098
	2008	10,630	690	3,450	—	—	14,770
	2007	5,282	690	3,375	—	—	9,347

(3) Mr Grossfeld’s employment agreement ended on December 31, 2009 at which time Mr. Grossfeld resigned from his position with the Company. Under the terms of his agreement, Mr. Grossfeld was entitled to receive benefits and three weeks of base salary for each year of employment with our Company.

Grants of Plan-Based Awards

The following table shows the amount of restricted stock and the grant date fair value awarded to NEOs during 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)

Alfred R. Kahn	05/22/09	—	—	50,000	—	—	72,750

Bruce R. Foster	05/22/09	—	—	18,750	—	—	27,281

Samuel R. Newborn	05/22/09	—	—	18,750	—	—	27,281

Norman Grossfeld	05/22/09	—	—	18,750	—	—	27,281

Brian Lacey	05/22/09	—	—	12,500	—	—	18,188

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(1) The amounts in this column reflect the grant date fair value of restricted stock awards based on a price of $1.46 which represents the average of the high and low market value of our stock on the grant date.

Equity Exercised or Vested and Year-End Equity Values

The following tables show information regarding the value of options exercised and restricted stock vested during 2009 and certain information about unexercised options and unvested restricted stock at December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares acquired on Exercise (#)	Value realized on Exercise ($)(1)	Number of Shares acquired on Vesting (#)	Value realized on Vesting ($)(2)

Alfred R. Kahn	—	$—	31,616	$46,792

Bruce R. Foster	—	$—	9,000	$13,320

Samuel R. Newborn	—	$—	9,000	$13,320

Norman Grossfeld	—	$—	9,000	$13,320

Brian Lacey	—	$—	6,334	$9,374

(1) Value represents market value at exercise less the exercise price.

(2) Value realized on vesting of stock awards is based on the average trade price on the vesting date.

Outstanding Equity Awards as of December 31, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of the Share or Units of Stock That Have Not Vested (1)
Alfred R. Kahn	150,000	—	$8.94	01/01/11	7,450	(2)	$11,846
	140,000	—	20.03	01/01/12	15,000	(3)	23,850
	150,000	—	20.56	04/25/10	33,333	(4)	52,999
					50,000	(5)	79,500
Bruce R. Foster	25,000	—	$20.56	04/25/10	2,000	(2)	$3,180
					4,000	(3)	6,360
					10,000	(4)	15,900
					18,750	(5)	29,813
Samuel R. Newborn	30,000	—	$20.56	04/25/10	2,000	(2)	$3,180
					4,000	(3)	6,360
					10,000	(4)	15,900
					18,750	(5)	29,813
Norman Grossfeld	35,000	—	$20.56	04/25/10	—		—
Brian Lacey	25,000	—	$20.56	04/25/10	1,500	(2)	$2,385
					3,000	(3)	4,770
					6,666	(4)	10,599
					12,500	(5)	19,875

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(1) Value represents the market value of the Company’s Common Stock on December 31, 2009 (based on closing price of $1.59 per share on December 31, 2009).

(2) All of the shares vest on May 23, 2010.

(3) The shares vest in two equal installments on May 25, 2010 and 2011.

(4) The shares vest in two equal installments on May 23, 2010 and 2011.

(5) The shares vest in three equal installments on May 22, 2010, 2011 and 2012.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation payable to each NEO upon voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the NEO. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of what would be paid out to these NEOs. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from our Company. For details of the amounts payable, please refer to the “Employment Agreement” section included above.

Name	Voluntary/ Normal Termination	Involuntary Not For Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (Change-of-Control) (3)	Death	Disability

Alfred R. Kahn	$1,731,523	$5,069,585 (1)	$—	$5,237,780	$5,000,000	$5,061,365

Bruce R. Foster	242,308	521,195 (2)	—	1,221,919	—	—

Samuel R. Newborn	403,846	1,021,195 (2)	—	1,455,253	—	—

Norman Grossfeld	664,904 (2)	—	—	—	—	—

Brian Lacey	—	161,404 (2)	—	268,398	—	—

(1)	Included in this calculation is benefits consisting of $61,365 for health benefits, $2,220 for life insurance and $2,000 for gym reimbursement.
(2)	Included in this calculation is benefits consisting of $20,455 for health benefits and $740 for life insurance.
(3)	Included in this calculation is the immediate vesting of unvested shares of restricted stock awards at the closing price on December 31, 2009 of $1.59.

REPORT OF THE COMPENSATION COMMITTEE

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears on page 9 of this Proxy Statement. Based on such review and discussion, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Jay Emmett, Chairman

Richard Block

Michael Goldstein

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes 4Kids’ existing equity compensation plans as of December 31, 2009:

Plan Category	(a) Number of Securities to Be Issued Under Outstanding Options / Restricted Stock Awards	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans
approved by security holders:
Stock Options	770,250	$18.28	1,482,000
Restricted Stock	593,796	N/A	185,598 (1)
Equity compensation plans not
approved by security holders	N/A	N/A	N/A

(1) Under the 2008, 2007, 2006 and 2005 Long-Term Incentive Compensation Plans, the Company can issue either 700,000, 800,000, 600,000 and 600,000 stock options, respectively, or 350,000, 400,000, 150,000 and 150,000 restricted shares, respectively.

Compensation of Directors

The form and amount of director compensation is determined by our Board of Directors upon the recommendation of the Committee. Each member of the Board of Directors who is not an employee of our Company (a “Non-Employee Director”) receives $45,000 annually for his service on the Board of Directors. The chairmen of the Audit and Compensation Committees each receive an additional $15,000 annually. The chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 annually. At the discretion of the Board of Directors, the Non-Employee Directors are eligible to receive grants of restricted stock or options to purchase shares of our common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors.

Our Non-Employee Directors are Messrs. Block, Emmett, Goldstein, and Rissman. Messrs. Block and Rissman are not standing for re-election at the Annual Meeting. During the fiscal year ended December 31, 2009, 12,000 shares of restricted stock were granted to each of our Non-Employee Directors. The restricted shares were granted on May 22, 2009 to Messrs. Block, Emmett, Goldstein and Rissman, and vest in three equal annual installments beginning one year from the date of grant.

The following chart represents the compensation amount we paid or awarded with respect to our Non-Employee Directors for their services in 2009:

Director(1)	Fees Earned	Grant Date Fair Value of Stock Awards(2)	All Other Compensation	Total
Richard Block	$50,000	$17,460	$—	$67,460

Jay Emmett	$60,000	$17,460	$—	$77,460

Michael Goldstein	$60,000	$17,460	$—	$77,460

Randy O. Rissman	$45,000	$17,460	$—	$62,460

(1) Alfred Kahn and Samuel Newborn are omitted from this table because they did not receive any additional compensation for service as director.

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(2) The amounts in this column reflect the grant date fair value of restricted stock awards based on a price of $1.46 which represents the average of the high and low market value of our stock on the grant date.

As of December 31, 2009, our Non-Employee Directors held the following number of unexercised stock options and the following number of unvested shares of restricted stock:

Director	Unexercised Options	Unvested Shares of Restricted Stock

Richard Block	15,000	21,500

Jay Emmett	15,000	21,500

Michael Goldstein	15,000	21,500

Randy O. Rissman	—	21,500

Compensation Committee Interlocks and Insider Participation

As described in “Election of Directors - Committees of the Board of Directors” above, the Compensation Committee consists of Messrs. Emmett, Block and Goldstein, none of whom has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 2009, no executive officer of the Company served as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on our Board of Directors.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

4Kids’ Audit Committee currently consists of Mr. Goldstein, who serves as the Chairman, and Messrs. Block, Emmett and Rissman. The Audit Committee provides assistance to the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to the quality and integrity of 4Kids’ financial reports, the independence and qualifications of 4Kids’ independent auditors, the performance of 4Kids’ internal audit function and 4Kids’ compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace 4Kids’ independent auditors and is directly responsible for determining the compensation and for overseeing the work of 4Kids’ independent auditors. The Audit Committee met with management periodically during the year to consider the adequacy of 4Kids’ internal controls and the objectivity of its financial reporting. The Audit Committee also discussed with 4Kids’ independent auditors and with the appropriate financial personnel their evaluations of 4Kids’ internal accounting controls and the overall quality of 4Kids’ financial reporting. The Audit Committee also discussed with 4Kids’ senior management and

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independent auditors the process used for certifications by 4Kids’ chief executive officer and chief financial officer which is required by the SEC for certain of 4Kids’ filings with the SEC. During fiscal 2009, the Audit Committee met privately with both the independent auditors and the internal auditor, each of whom has unrestricted access to the Audit Committee.

The Board of Directors has determined that one of the Audit Committee’s members, Mr. Goldstein, qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. All of the Audit Committee members are independent as defined in the New York Stock Exchange listing standards.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended December 31, 2009

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009 with the Company’s management. The Audit Committee has discussed with Eisner LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codifications of Statements on Auditing Standards AU § 380).

The Audit Committee has also received the written disclosures and the letter from Eisner LLP required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Eisner LLP such firm’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

Michael Goldstein

Richard Block

Jay Emmett

Randy O. Rissman

Certain Transactions Involving Management

We have adopted a written policy that states that if any director or executive officer or any business organizations or individuals associated with them have transacted business with our Company during the year, such transactions must be reported initially to the Corporate Secretary. The information may be reported in the written questionnaire submitted by directors and executive officers annually or on an as needed basis. The Corporate Secretary then advises the Board of Directors of any such transactions for their review and determination as to whether or not to approve such transactions. In making such determinations, the Board of Directors will take into account factors such as whether the goods and services in question are available from an unrelated third party on similar or more favorable terms.

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National Law Enforcement and Firefighters Children’s Foundation - The Company’s Chairman and Chief Executive Officer is the founder and President of The National Law Enforcement and Firefighters Children’s Foundation (the “Foundation”). The Foundation is a not-for-profit organization dedicated to helping the children of law enforcement and firefighting personnel and working with law enforcement and firefighting organizations to provide all children with valuable social and life skill programs. During 2009, the Company contributed approximately $66,000 to the Foundation.

Chaotic USA Entertainment Group, Inc. (“CUSA”) - On December 11, 2006, 4Kids Digital Games, Inc., one of our wholly-owned subsidiaries (“4Kids Digital”), and Chaotic USA Digital Games LLC (“CUSA LLC”) formed TC Digital Games, LLC (“TC Digital”) as a joint venture, with 4Kids Digital owning 53% of TC Digital’s membership interests and CUSA LLC owning 47% of TC Digital’s membership interests entered into TC Digital’s operating agreement (the “TCD Agreement”). On December 18, 2007, 4Kids Digital purchased an additional 2% membership interest in TC Digital from CUSA LLC increasing 4Kids Digital’s ownership percentage to 55%. TC Digital is a consolidated subsidiary of the Company.

In December 2006, 4Kids Websites, Inc., one of our wholly-owned subsidiaries (“4Kids Websites”), purchased a 50% membership interest in TC Websites LLC (“TC Websites”) from CUSA and entered into the TC Websites’ operating agreement (the “TC Websites Agreement”). On December 18, 2007, 4Kids Websites acquired an additional 5% ownership interest in TC Websites from CUSA, increasing 4Kids Websites’ ownership percentage to 55%. TC Websites is a consolidated subsidiary of the Company.

Bryan Gannon (“Gannon”), the Chief Executive Officer of TD Digital, is President and Chief Executive Officer of CUSA owns an interest of approximately 32% in CUSA. John Milito (“Milito”), the Executive Vice President of TC Digital until his employment terminated on December 31, 2009, is Executive Vice President and Chief Operating Officer of CUSA and owns an interest of approximately 32% in CUSA.

Since January 1, 2009, the Company has entered into the following transactions with CUSA and CUSA LLC, or parties related to Gannon and Milito that are summarized below:

°

Chaotic Property Representation Agreement - On December 11, 2006, 4Kids Licensing, CUSA and Apex Marketing, Inc. (“Apex”), a corporation in which Gannon holds 60% of the outstanding capital stock and Milito owns 39% of the outstanding capital stock, entered into an amended and restated Chaotic Property Representation Agreement (“CPRA”) replacing the original Chaotic Property Representation Agreement entered into by the parties in April 2005. Under the terms of the CPRA, 4Kids Licensing is granted exclusive television broadcast and production, merchandising licensing, and home video rights to the “Chaotic” Property worldwide in perpetuity, subject to certain limited exceptions. Under the terms of the CPRA, all “Chaotic” related income less approved merchandising and other expenses shall be distributed 50% to the Company and 50% to CUSA and Apex, excluding trading card royalties which are distributed 55% to 4Kids Digital and 45% to CUSA. Additionally, all approved production expenses for television episodes based on the “Chaotic” property are allocated 50% to 4Kids Licensing and 50%

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to CUSA and Apex. During 2009 there were no distributions and approximately $8,458,000 of production, merchandising and other general expenses were owed to 4Kids Licensing by CUSA and Apex, collectively.

°

Patent License Agreements - On December 11, 2006, TC Digital and TC Websites each entered into an agreement (the “Patent License Agreements”) with Cornerstone Patent Technologies, LLC (“Cornerstone”), a limited liability company, in which Gannon and Milito each hold a 25% membership interest. Pursuant to the Patent License Agreements, TC Digital and TC Websites obtained exclusive licenses (subject to certain exceptions) to use certain patent rights in connection with “Chaotic” and other trading card games which are uploaded to websites owned and operated by each such entity. Additionally, each of TC Digital and TC Websites agreed to pay Cornerstone a royalty of 1.5% of the Manufacturers Suggested Retail Price for the sale of trading cards, which amounted to $374,000 for each such entity during 2009. On September 10, 2007, the Company purchased a 25% interest in such patents from Cornerstone for $750,000. During 2009, the Company earned royalties of approximately $250,000 associated with its portion of the patents, related to the sales of “Chaotic” trading cards which is eliminated in the Company’s consolidated financial statements.

°

TCD Agreement - Under the terms of the TCD Agreement, TC Digital is obligated to pay the following fees and/or royalties to: (i) 4Kids Digital equal to 3% of TC Digital’s gross revenues up to $350,000 per year for management services performed; (ii) 4Kids Digital and CUSA equal to 3% of net sales of each pack of trading cards sold; and (iii) the Company equal to (x) 10% of the net sales of “Chaotic” trading cards and (y) an additional 1% of net sales of “Chaotic” trading cards above $50 million during a calendar year. The Company acquired its rights to receive royalties of 10% in respect to net sales of “Chaotic” trading cards under the TCD Agreement through purchases from Dracco Company Ltd. (“Dracco”) of a 5% royalty stream on October 17, 2007, a 1% royalty stream, previously allocated to CUSA from Dracco, on December 18, 2007, a 4% royalty stream on March 17, 2008 in exchange for one-time payments of $2,250,000, $450,000 and $1,100,000, respectively. The consideration for the purchase of the 1% royalty stream for $450,000 was satisfied through the settlement of certain capital contributions required to be made by CUSA to TC Websites under the TCW Agreement. During 2009, the Company earned royalties and or fees of approximately $879,000 and CUSA earned royalties and or fees of approximately $188,000 relating to the sales of “Chaotic” trading cards under the TCD agreement.

4Kids Digital is required under the terms of the TCD Agreement and the related loan and line of credit agreements to provide loans to TC Digital from time to time with a maturity date of December 31, 2010. On September 15, 2008, 4Kids Digital and TC Digital agreed to reduce the interest payable on any such loans from 12% to 9% retroactive to December 11, 2006.

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°

Chaotic Merchandise License Agreement - On December 11, 2006, 4Kids Licensing, CUSA and TC Digital entered into a merchandise licensing agreement pursuant to which 4Kids Licensing and CUSA granted TC Digital exclusive rights to manufacture, produce and license “Chaotic” trading cards and related accessories through December 31, 2016. Under the terms of the agreement, TC Digital is obligated to pay a royalty on trading cards and all related accessories equal to (i) 4% of net sales to 4Kids Licensing while any amounts are outstanding to 4Kids Digital under the loan agreement or line of credit agreement or (ii) 8% of net sales of such cards and accessories, 55% of which will be paid to 4Kids Licensing and 45% of which will be paid to CUSA. Since January 1, 2009, no royalties had been earned under this agreement.

°

TCW Agreement - On September 15, 2008, the terms of the TCW Agreement were amended to eliminate TC Websites’ obligation to pay fees to each of the following: (i) 4Kids Websites equal to 3% of gross revenues of TC Websites with a minimum fee of $100,000 and a maximum fee of $200,000 per year for management services; (ii) Gannon equal to $100,000 for services as a senior executive; and (iii) Milito equal to $100,000 for services as a senior executive. Under the terms of the TCW Agreement, each member of TC Websites is obligated to make capital contributions on a pro-rata basis to the extent determined by its Management Committee to be necessary to fund the operation of the Website. Any transaction resulting in the sale of more than 50% of TC Websites’ membership interests or in the sale of all or substantially all of TC Digital’s assets requires the consent of members of TC Websites holding two-thirds of its membership interests (as opposed to a majority of its membership interests). During 2009, the Company earned royalties of approximately $196,000 related to the sales of “Chaotic” trading cards which is eliminated in the Company’s consolidated financial statements.

°

Interest Purchase Agreement - On March 2, 2009, TC Digital, the Company and Home Focus entered into various agreements pursuant to which TC Digital and Home Focus agreed to form TDI and the Company agreed to purchase the TDI Interest from Home Focus. The purchase price for the TDI Interest is an initial price of $1,575,000 with an obligation to pay up to an additional $1,000,000 (the "Conditional Payments") conditioned upon the “Chaotic” television series being telecast in the five largest European television markets (the United Kingdom, France, Germany, Spain and Italy) and/or TDI selling in excess of $10 million of “Chaotic” trading cards. To date, the Company has entered into agreements for the telecast of the “Chaotic” television series in the UK, France and Germany, requiring the Company to make $600,000 of the Conditional Payments. The Company has paid Home Focus the following consideration for the TDI interest: the Company paid $475,000 upon execution of the various agreements and has paid the monthly installments of $125,000 for each of April, May, June, July and August. The Company was required to continue to pay the monthly installments of $125,000 through September 1, 2009, and beginning on October 1, 2009, $150,000 per month until such time as the balance due has been paid. However, Home Focus had not made the capital contribution to TDI of approximately $456,000 required under the Shareholders Agreement, dated March 2, 2009, entered into by the Company and Home Focus with respect to TDI (the “TDI Agreement”) and as a result, the Company withheld the $125,000 required to be paid to Home Focus on September 1,

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2009 and the $150,000 required to be paid on each of October 1, 2009, November 1, 2009, December 1, 2009, January 1, 2010, February 1, 2010 and March 1, 2010, and will continue to withhold such future payments until the required capital contribution has been paid.

°

TDI Shareholders Agreement - Under the TDI Agreement, TDI is required to pay or reimburse TC Digital for the costs and expenses associated with the printing, advertising, marketing and promotion of the “Chaotic” trading card game in the TDI Territory. In addition, TDI is responsible for reimbursing TC Digital and TC Websites for the cost of translating the “Chaotic” trading cards and “Chaotic” website into the European languages and for bandwidth and equipment charges associated with making the “Chaotic” website operational in the TDI Territory. TDI is also required to pay TC Digital and TC Websites a design fee equal to 3% and 1.5%, respectively, of net sales of “Chaotic” trading cards in the TDI Territory. During 2009, TC Digital and TC Websites earned royalties of approximately $33,000 and $16,000, respectively, under this agreement arising from the net sales of “Chaotic” trading cards in the TDI Territory.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2009, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

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PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 21, 2010, certain information concerning the beneficial ownership of the shares of our common stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of our common stock, (ii) each of our directors, (iii) our NEOs and (iv) all of our current directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Shares	Options	Total	Percent of Class

Prescott Group Capital Management, L.L.C. (2)	2,414,209	—	2,414,209	18.08%

Dimensional Fund Advisors LP (3)	977,384	—	977,384	7.32%

Richard Block (4)	53,500	15,000	68,500	less than 1%

Jay Emmett (4)	45,300	15,000	60,300	less than 1%

Bruce Foster (4)	47,751	25,000	72,751	less than 1%

Michael Goldstein (4)	43,000	15,000	58,000	less than 1%

Norman Grossfeld (4)	9,027	35,000	44,027	less than 1%

Alfred R. Kahn (4)	1,283,088(5)	440,000	1,723,088	12.91%

Brian Lacey (4)	30,191	25,000	55,191	less than 1%

Samuel Newborn (4)	49,103	30,000	79,103	less than 1%

Wade I. Massad (6)	654,300	—	654,300	4.9%

Randy O. Rissman (4)	134,500	—	134,500	less than 1%

All current directors and officers as a group (10 persons)	1,726,385	590,000	2,316,385	17.35%

(1)	Unless otherwise indicated, each holder possesses sole voting and investment power over the shares of common stock listed as beneficially owned.
(2)

Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2010 by Prescott Group Capital Management, L.L.C. on behalf of itself and its direct and indirect subsidiaries. As the principal of Prescott Group Capital Management, L.L.C., Mr. Phil Frohlich may be deemed beneficial owner of the 2,414, 209 shares of common stock of the Company. Prescott Group Capital Management, L.L.C. has sole voting power and sole dispositive power with respect to all of the shares reported as beneficially owned. Mr. Frohlich has the power to direct the exercise of such voting and dispositive power of Prescott Group Capital Management, L.L.C. The address of the beneficial owner is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529. The percentage which appears in this table may differ from the percentage disclosed in such filing. Mr. DeSilva, as a Managing Director of this entity, may be deemed to beneficially own the shares of common stock held by it.

(3)

Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, as an investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the common stock of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the 977,384 shares of common stock of the Company held by the Funds. All

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997,384 shares of common stock of the Company reported in this table are owned by the Funds. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the common stock. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin TX 78746. The percentage which appears in this table may differ from the percentage disclosed in such filing.

(4)

The address for Messrs. Block, Emmett, Foster, Goldstein, Grossfeld, Kahn, Lacey, Newborn and Rissman is 4Kids Entertainment, Inc., 1414 Avenue of the Americas, New York, NY 10019. Included in the share amounts beneficially owned are restricted shares which have not yet fully vested.

(5)	Includes 1,261,138 shares owned by Mr. Kahn, 6,000 shares owned by Mr. Kahn’s wife, and 15,950 shares held by Mr. Kahn for the benefit of his daughter under the NY/UGMA.
(6)

Consists of 497,100 shares held by Cleveland Capital Management LLC and 120,000 shares held in discretionary accounts in which Cleveland Capital Management LLC holds the voting rights and manages the investments for one of its clients. Mr. Massad may be deemed to beneficially own the shares of common stock held by these entities. Additionally, Mr. Massad and his wife jointly own an additional 37,200 shares of common stock.

PROPOSAL 2 - SELECTION OF AUDITORS

On April 21, 2010, the Audit Committee of the Board of Directors voted to propose and recommend the selection of Eisner LLP as independent auditors to examine the Company’s financial statements for the fiscal year ending December 31, 2010.

The Audit Committee of the Board of Directors has the responsibility for the selection of 4Kids’ independent auditors. Although shareholder ratification is not required for the selection of Eisner LLP, and although such ratification will not obligate 4Kids to continue using the services of such firm, the Audit Committee of the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders’ opinion thereon, which may be taken into consideration in future deliberations. In the event that shareholders fail to ratify the appointment of Eisner LLP, the Audit Committee will reconsider the appointment of Eisner LLP.

Representatives of Eisner LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the “independent auditors”) in order to assure that the provision of such services does not impair the auditors' independence. On an annual basis, the Audit Committee reviews and provides pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee reviewed and approved all non-audit services. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

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The fees billed or expected to be billed for professional services rendered by Eisner LLP in 2009 and 2008 were approximately as follows:

Type of Fees	2009	2008
Audit Fees	$583,631	$743,191
Audit-Related Fees	10,650	43,798
Tax Fees	97,918	107,670
All Other Fees	—	—
Total	$692,199	$894,659

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that 4Kids paid or expected to pay to Eisner LLP for the audit of 4Kids’ annual financial statements included in the annual report on Form 10-K for the fiscal years ended December 31, 2009 and 2008, respectively and review of financial statements included in the Forms 10-Q filed during fiscal 2009 and 2008; for the audit of 4Kids’ internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management's report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of 4Kids’ financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “Tax fees” are fees for tax preparation, tax compliance, tax advice, and tax planning; and “All other fees” are fees for any services not included in the first three categories.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS AUDITORS AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

OTHER MATTERS

The Board of Directors does not know of any matters other than those mentioned above to be presented at the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in voting thereon.

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Shareholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the proxy statement and annual report in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

SHAREHOLDER PROPOSALS

Proposals by any shareholders intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Corporation for inclusion in proxy material relating to such meeting not later than December 31, 2010 Further, management proxies for the Corporation’s 2009 Annual Meeting of Shareholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a shareholder who does not provide the Company with written notice of such proposal prior to March 15, 2011.

By Order of the Board of Directors,

ALFRED R. KAHN

Chairman of the Board of Directors and

Chief Executive Officer

New York, New York

April 30, 2010

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▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

4KIDS ENTERTAINMENT, INC.

The undersigned hereby appoints Alfred R. Kahn and Bruce R. Foster, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of 4Kids Entertainment, Inc. held of record by the undersigned at the close of business on April 21, 2010 at the Annual Meeting of Shareholders of 4Kids Entertainment, Inc. to be held at the offices of JP Morgan Chase, 277 Park Avenue, New York, New York, General Session Room on the 17th Floor at 10 a.m., local time, on Friday, May 28, 2010 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

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▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL 1 AND 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE PROPOSALS.

1. ELECTION OF DIRECTORS:

01 Duminda M. DeSilva	☐ FOR	☐ AGAINST	☐ ABSTAIN
02 Jay Emmett	☐ FOR	☐ AGAINST	☐ ABSTAIN
03 Michael Goldstein	☐ FOR	☐ AGAINST	☐ ABSTAIN
04 Alfred R. Kahn	☐ FOR	☐ AGAINST	☐ ABSTAIN
05 Wade I. Massad	☐ FOR	☐ AGAINST	☐ ABSTAIN
06 Samuel R. Newborn	☐ FOR	☐ AGAINST	☐ ABSTAIN

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the ratification of the appointment of Eisner LLP as 4Kids' independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** ____________, **2010.**

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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